Exhibit 4(a)
                              CERTIFICATE OF TRUST
                                       OF
                               BGE CAPITAL TRUST I

                 THIS CERTIFICATE OF TRUST of BGE Capital Trust I (the "Trust"), dated as of May 22, 1998, is being duly executed and filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. ss. 3801, et seq.).

                  (i) Name. The name of the business trust being formed hereby is BGE Capital Trust I.

                  (ii) Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are:

                   The Bank of New York (Delaware)
                   White Clay Center, Route 273
                   Newark, DE 19711

                  (iii) Counterparts. This Certificate of Trust may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

                  (iv) Effective Date. This Certificate of Trust shall be effective as of its filing.

                  IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first above written.

                        The Bank of New York, as Trustee

                              By:     /s/ MaryBeth Lewicki
                              Name:   MaryBeth Lewicki
                              Title:  Assistant Vice President

                        The Bank of New York, Delaware, as Trustee

                              By:   /s/ Mary Jane Morrissey
                              Name:   Mary Jane Morrissey
                              Title:  Authorized Signatory

                         /s/ David A. Brune
                        David A. Brune , as Trustee